Exhibit 5



                                      June 9, 2000





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Organic, Inc.
     Registration Statement on Form S-8 (2000 Employee Stock  Purchase Plan)
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Dear Ladies and Gentlemen:

         As general counsel to Organic, Inc., a Delaware corporation (the "Company"), we are familiar with the corporate proceedings and actions taken in connection with the registration under the Securities Act of 1933 of the 10,000,000 shares of common stock, $0.0001 par value (the "Common Stock"), of the Company available for issuance under the Company's 2000 Employee Stock Purchase Plan (the "2000 Plan").

         We have examined the 2000 Plan, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated Bylaws. We have also examined such other documents, records and certificates of the Company as we consider necessary for the purposes of rendering this opinion.

         Based on the foregoing, we are of the opinion that:

         1. The Company is a duly organized and validly existing corporation under the laws of the State of Delaware.

         2. The Common Stock to be issued pursuant to the 2000 Plan has been duly authorized and will, upon due issuance thereof, be validly issued, fully paid and nonassessable in accordance with the terms of the 2000 Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 being filed in connection with the 2000 Plan.

                                         Very truly yours,


                                         /s/ Morrison & Foerster LLP






cc:    Margaret Maxwell Zagel, Organic, Inc.